Exhibit 99.1

FOR IMMEDIATE RELEASE

Endo Announces Appointment of Blaise Coleman as Chief Financial Officer
DUBLIN, December 20, 2016 -- Endo International plc (NASDAQ / TSX: ENDP) announced today that it has appointed Blaise Coleman as Executive Vice President and Chief Financial Officer, effective December 19, 2016. Mr. Coleman has been serving as Endo’s Interim Chief Financial Officer since November 22, 2016.
“After a thorough assessment and search process, Endo’s Board of Directors has concluded that Mr. Coleman is the strongest candidate for the position and I could not be more pleased. Blaise and I have built a strong working relationship over the past 12 months so I’m excited to officially have Blaise permanently join the Endo Executive Leadership Team,” said Paul Campanelli, President and Chief Executive Officer of Endo. “In addition to his years of Company experience, Blaise brings significant industry experience, a successful track record of delivering value and strong leadership skills to his role. We look forward to his continued contributions to our Company.”
Mr. Coleman joined Endo in January 2015 as Vice President of Corporate Financial Planning & Analysis, and was then promoted to Senior Vice President, Global Finance Operations in November 2015. Prior to joining Endo, Mr. Coleman held a number of finance leadership roles with AstraZeneca, a global biopharmaceutical company, most recently as the Chief Financial Officer of the AstraZeneca/Bristol-Myers Squibb US Diabetes Alliance. Prior to that, he was the Head of Finance for the AstraZeneca Global Medicines Development organization based in Mölndal, Sweden. Mr. Coleman joined AstraZeneca in 2007 as Senior Director Commercial Finance for the US Cardiovascular Business. He joined AstraZeneca from Centocor, a wholly owned subsidiary of Johnson & Johnson, where he held positions in both the Licenses & Acquisitions and Commercial Finance organizations. Mr. Coleman’s move to Centocor in early

2003 followed 7 years’ experience with the global public accounting firm, PricewaterhouseCoopers LLP. Mr. Coleman is a Certified Public Accountant; he holds a Bachelor of Science degree in accounting from Widener University and an M.B.A. from the Fuqua School of Business at Duke University.
“I would like to thank Paul and the Board for their continued confidence and I am excited to serve Endo, our employees, shareholders and customers in my new role,” said Mr. Coleman. “I look forward to supporting the team as we continue our efforts to re-focus and grow the business and prepare to execute on our new corporate strategy in 2017.”

About Endo International plc
Endo International plc (NASDAQ / TSX: ENDP) is a global specialty pharmaceutical company focused on improving patients' lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements," including, but not limited to, the statements by Messrs. Campanelli and Coleman, as well as Endo's expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo's performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo. All forward-looking statements in this press release reflect Endo's current analysis of existing trends and information and represent Endo's judgment only as of the date of this press release. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Endo's expectations and projections. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo's periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval ("SEDAR"), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Additional information about Endo is available on the World Wide Web at www.endo.com or you can contact the Endo Investor Relations department by calling (484) 216-0000.

Endo International plc:

Investors/Media:	Media:	Investors:
Stephen Mock	Heather Zoumas-Lubeski	Nina Goworek
(845) 364-4833	(484) 216-6829	(484) 216-6657